CLECO CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (Unaudited)
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
                                                                             (In thousands, except share
                                                                                and per share amounts)

                                                                       For the Three Months Ended September 30
                                                                            2000                      1999
                                                                            ----                      ----
BASIC

Net income applicable to common stock                                  $      29,677             $      25,152
                                                                       =============             =============
Weighted average number of shares of common
     stock outstanding during the period                                  22,488,037                22,505,311

Basic net income per common share                                      $        1.32              $       1.12
                                                                       =============             =============

DILUTED

Net income applicable to common stock                                  $      29,677             $      25,152
                                                                       -------------             -------------

Adjustments to net income related to Employee Stock Ownership
  Plan (ESOP) under the "if-converted" method:

Add loss of deduction from net income for actual
  dividends paid on convertible preferred stock,
  net of tax                                                                     340                       348
                                                                       -------------             -------------
Add/(Deduct) additional cash contribution
  required, which is equal to dividends
  on preferred stock less dividends
  paid at the common dividend rate, net
  of tax                                                                          (1)                      (7)
                                                                       -------------             -------------
Add tax benefit associated with dividends
  paid on allocated common shares                                                120                        99
                                                                       -------------             -------------
Adjusted income applicable to common stock                             $      30,136             $      25,592
                                                                       =============             =============

Weighted average number of shares of common
  stock outstanding during the period                                     22,488,037                22,505,311

Number of equivalent common shares
  attributable to ESOP                                                     1,298,952                1,336,903
                                                                       -------------             -------------

Common stock under stock option grants                                        44,133                        -
                                                                       -------------             -------------

Average shares                                                            23,831,122                23,842,136
Diluted net income per common share                                    $        1.26             $        1.07
                                                                       =============             =============
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